Consent of Independent Registered Public Accounting Firm

The Board of Trustees The Dreyfus/Laurel Funds Trust:

We consent to the use of our report dated December 23, 2008 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/KPMG LLP

New York New York February 23, 2009